EXHIBIT 21.1

PartnerRe Ltd.

Subsidiaries of the Company

	% Beneficial Ownership by Immediate Parent	Jurisdiction of Incorporation
PartnerRe Ltd.	—	Bermuda
Partner Reinsurance Company Ltd	100	Bermuda
PartnerRe Servicios Y Compania Limitada (1)	99	Chile
PARC GmbH & Co KG	100	Germany
PARC Service GmbH	100	Germany
Quantitative Strategies Bermuda Ltd.	100	Bermuda
Quantitative Strategies, LLC	100	United States
PartnerRe Services Ltd	100	Bermuda
PartnerRe UK Holdings Limited	100	United Kingdom
PartnerRe Holdings Ireland Limited	100	Ireland
Partner Reinsurance Ireland Limited	100	Ireland
PartnerRe Ireland Insurance Limited	100	Ireland
PartnerRe (Curacao) N.V	100	Netherlands Antilles
PartnerRe Holdings B.V	100	Netherlands
PartnerRe Holdings SA (2)	70	France
PartnerRe SA	100	France
SCI Francoreas	100	France
Coresa (3)	91	Luxembourg
PartnerRe U.S. Corporation (4)	66	United States
Partner Reinsurance Company of the U.S	100	United States
PartnerRe Insurance Company of New York	100	United States
Transat Madison Corp.	100	United States
PartnerRe Asset Management Corporation	100	United States
PartnerRe New Solutions Inc	100	United States
PartnerRe Finance I Inc	100	United States
PartnerRe Capital Trust I	100	United States
PartnerRe Finance II Inc	100	United States
PartnerRe Capital Trust II	100	United States
PartnerRe Capital Trust III	100	United States

(1)	Partner Reinsurance Company Ltd holds 99% of PartnerRe Servicios Y Compania Limitada shares and PartnerRe Services Ltd holds the remaining 1%.

(2)	PartnerRe Holdings B.V. holds 70% of PartnerRe Holdings SA, Partner Reinsurance Company Ltd. holds 16% of PartnerRe Holdings SA and PartnerRe (Curacao) N.V. holds the remaining 14%

(3)	SCI Francoreas holds 91% of Coresa shares and PartnerRe SA holds the remaining 9%.

(4)	PartnerRe (Curacao) N.V. holds 66% of PartnerRe U.S. Corporation and PartnerRe Ltd. holds the remaining 34%